As filed with the Securities and Exchange Commission on September 5, 1997
                                                  REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                      INTELLIQUEST INFORMATION GROUP, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                           INTELLIQUEST INFORMATION GROUP, INC.                    74-2775377
(State or Other Jurisdiction                 1250 CAPITAL OF TEXAS HIGHWAY SOUTH                  (I.R.S. Employer
of Incorporation or Organization)                       BUILDING ONE                           Identification Number)
                                                     AUSTIN, TEXAS 78746
                                                       (512) 329-0808
                                             (Address, including ZIP code, and
                                           telephone number, including area code,
                                        of registrant's principal executive offices)

                                                        JAMES SCHELLHASE
                                             CHIEF OPERATING OFFICER AND SECRETARY
                                              INTELLIQUEST INFORMATION GROUP, INC.
                                              1250 CAPITAL OF TEXAS HIGHWAY SOUTH
                                                          BUILDING ONE
                                                       AUSTIN, TEXAS 78746
                                                         (512) 329-0808
                                   (Name, address, including ZIP code, and telephone number,
                                           including area code, of agent for service)
                                                      -----------------------

                                                             COPIES TO:
                                                        ALLEN L. MORGAN, ESQ.
                                                     JEFFREY D. CATTALINI, ESQ.
                                                          LATHAM & WATKINS
                                                           75 Willow Road
                                                   Menlo Park, California 94025
                                                          (650) 328-4600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum       Proposed Maximum
Title of each class of Securities to      Amount to be         Offering Price       Aggregate Offering       Amount of
          be Registered                    Registered             Per Unit                Price             Registration Fee
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)         130,952 shares           $17.75 (1)           $2,324,398 (1)           $704.36
- ----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on August 27, 1997, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendments. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offeres to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer be buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
- ----------
                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 5, 1997

                                 130,952 SHARES

                      INTELLIQUEST INFORMATION GROUP, INC.
                                  Common Stock

     The shares offered hereby (the "Shares") consist of 130,952 shares of common stock, $0.001 par value per share (the "Common Stock"), of IntelliQuest Information Group, Inc., a Delaware corporation (the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders for a period not to exceed one year after the date of this prospectus.

     The Common Stock is quoted on the Nasdaq National Market of The Nasdaq Stock Market under the symbol "IQST." On August 27, 1997 the last reported sale price of the Common Stock was $17 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                        ------------------------------

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares will be sold from time to time primarily in transactions on the Nasdaq National Market of The Nasdaq Stock Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom the sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions or discounts and other compensation in connection with any such sale by the brokers and dealers may be regarded as underwriters' compensation. See "Plan of Distribution."

                        ------------------------------
               The date of this Prospectus is September 5, 1997.
                        ------------------------------

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Shares, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein or therein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is quoted on The Nasdaq Stock Market and such information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K");

     (b) The portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held May 15, 1997 that have been incorporated by reference into the 1996 10-K;

     (c)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (d)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

     (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 filed on September 24, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to Investor Relations, IntelliQuest Information Group, Inc., 1250 Capital of Texas Highway South, Building One, Austin, Texas 78746 (telephone number: (512) 329-0808).

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these projections as a result of certain factors, including major changes in business conditions and the economy in general, new competitive inroads by the Company's competitors, costs to integrate acquisitions, costs to introduce new products in response to rapid technological change in the markets the Company follows, regulatory issues, unexpected changes in customer subscription and contract renewals, unforeseen litigation, and costs of acquisition activity. Future results are also dependent on each business unit meeting specific objectives.


                                   THE COMPANY

     The Company, through its wholly-owned subsidiaries (IntelliQuest Delaware, Inc., IntelliQuest Communications, Inc., Zona Research, Inc. and IntelliQuest Ltd.), is a leading provider of information, technologies, and analysis services that are designed to improve the marketing performance of technology companies. The Company supplies customers with timely, objective, accurate and cost-effective information about technology markets, customers and products on both a subscription basis and a proprietary project basis. The Company uses its proprietary databases, software and subscription-based strategic consulting services to help technology companies track product performance and customer satisfaction, measure advertising effectiveness, assess brand strength and competitive position, determine price sensitivity, and evaluate new products, markets or other business opportunities. The Company also licenses custom proprietary software applications and associated services to technology manufacturers for electronic customer registration.

                                  RISK FACTORS

     RELIANCE ON KEY CUSTOMERS; TECHNOLOGY INDUSTRY CONSOLIDATION. The Company has relied on a limited number of key customers for the majority of its revenues. In 1996, the Company's two largest customers, IBM and Microsoft, each accounted for over 10% of the Company's revenues and together accounted for 29.8% of revenues. Substantially all of the Company's subscriptions and customer contracts are renewable annually at the option of the Company's customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. In addition, there is significant consolidation of companies in the technology industries served by the Company, a trend which the Company believes will continue. Consolidation among the Company's top customers could adversely affect aggregate customer budgets for the Company's products and services. No assurances can be given that the Company will maintain its existing customer base or that it will be able to attract new customers. The loss of one or more of the Company's large customers or a significant reduction in business from such customers, regardless of the reason, would have a material adverse effect on the Company.

     DEPENDENCE ON SUBSCRIPTION AND CONTRACT RENEWALS. In 1996, 84.0% of the Company's revenues were derived from subscriptions to the Company's renewable subscription-based products and contracts for renewable proprietary products. The Company expects that a material portion of its revenues for the foreseeable future will continue to be derived from such subscriptions and contracts. Substantially all such subscriptions and customer contracts are renewable annually at the option of the Company's customers, although no obligation to renew exists and a customer generally has no minimum purchase commitments thereunder. If customers fail to renew or defer their renewals from the quarter anticipated by the Company, the Company's quarterly results may be materially adversely affected. The Company's ability to secure renewals is dependent upon, among other things, its ability to deliver consistent, high-quality and timely data. In addition, the marketing and market research activities of the Company's customers are dependent on the timing of their new product introductions, size of marketing budgets, operating performance, industry and economic conditions and changes in management or ownership. As a result of such factors, there can be no assurance that the Company will be able to maintain its historically high renewal rates. Any material decline in renewal rates from such levels would have a material adverse effect on the Company's operating results.

     EXPANSION OF DIRECT SALES FORCE. The Company has historically relied on customer referrals, supplemented by its own sales and marketing efforts, to generate the majority of its revenue growth. Although the Company has a small number of dedicated account representatives, it only recently began to develop a formal sales management structure. As the Company develops new products and services targeted at broader-based market segments, it intends to continue to expand its sales force. The Company's plans for future growth may depend in part on, among other things, its unproven ability to hire, train, deploy, manage and retain an increasingly large direct sales force. There can be no assurance that the Company will be able to develop or manage such a sales force.

     FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company's operating results in any particular fiscal period have fluctuated in the past and will likely fluctuate significantly in the future due to various factors. The Company expects that revenues from customer registration products will continue to increase during the remainder of 1997. However, such revenues are primarily a function of the timing of customer shipments, which can be difficult to forecast and over which the Company has no control. Any delay in customer orders for the Company's customer registration products, or a decrease in orders due to adoption by customers of custom software applications, could have a material adverse effect on the Company's future operating results. Substantially all revenues and expenses attributable to the Company's CIMS product for a particular year are recognized when the final study is completed and delivered, usually in the third quarter of that year. Delay in delivering the final study in any given year could postpone recognition of such revenues and expenses until the fourth quarter of such year, which would materially affect operating results for such third and fourth quarters. Furthermore, all costs related to CIMS are included in cost of revenues and none are allocated to sales, general and administrative costs, which tends to reduce the Company's third quarter gross margin below that of other quarters. Many of the Company's customers operate in industry segments that are becoming increasingly seasonal as technology vendors have increased their focus on consumer markets, with sales in the fourth calendar quarter constituting a growing portion of the annual sales of such customers. This may translate into seasonal demand for the Company's products, particularly the customer registration products. In addition, the Company's operating results may fluctuate as a result of a variety of other factors, including the timing of orders from customers, the size and timing of orders for customer registration products, response rates on customer registration products, delays in development and customer acceptance of custom software applications, product or panel development expenses, new product or service introductions or announcements by the Company or its competitors, levels of market acceptance for new products and services, the hiring and training of additional staff and customer demand for market research, as well as general economic conditions. Because a significant portion of the Company's overhead is fixed in the short term and because spending commitments must be made in advance of revenue commitments by customers, the Company's results of operations may be materially adversely affected in any particular quarter if revenues fall below the Company's expectations. These factors, among others, make it likely that in some future quarter the Company's operating results may be below the expectations of securities analysts and investors, which would have a material adverse effect on the market price of the Company's common stock.

     COMPETITION. Overall, the technology-focused market research industry is highly competitive. The Company has traditionally competed directly with relatively small, local providers of survey-based technology-focused market research. The Company also competes directly with third party providers of customer registration software (such as KAO Infosystems

Company) as well as vendors' own customer registration software. In addition, the Company competes indirectly with significant providers of (i) analyst-based, technology-focused market research (such as Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.); (ii) survey-based, general market research (such as A.C. Nielsen Company, NFO Research, Inc., Information Resources Inc. and The NPD Group, Inc.); and (iii) analyst-based, general business consulting. Although only a few of these competitors have to date offered survey-based, technology-focused market research that competes directly with the Company's products and services, many of these competitors have substantially greater financial, information gathering and marketing resources than the Company and could decide to increase their resource commitments to the Company's market. Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets. There are few barriers to entry into the Company's market, and the Company expects increased competition in one or more market segments addressed by the Company, which could adversely affect the Company's operating results through pricing pressure, required increased marketing expenditures and loss of market share, among other factors. There can be no assurance that the Company will continue to compete successfully against existing or new competitors.

     RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTION. The Company's customers compete in markets characterized by rapid, continual technological change. The Company's success will depend in part upon its ability to anticipate and keep pace with rapidly changing technology and to add new products and services which address the increasingly sophisticated, rapidly changing and demanding needs of its customers and their evolving market strategies. In particular, the Company is expending significant resources to develop its proprietary customer registration products to take advantage of certain market opportunities. However, such software products may contain defects following customization or when new versions are released; the Company has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. In addition, the significant growth in the use of the World Wide Web has created the opportunity to use the Internet as an information transmission medium. Accordingly, the Company is expending significant resources to develop Internet-based information collection tools. There can be no assurance, however, that the Company will be successful in developing and marketing, on a timely basis, these or other new or improved products and services that adequately and competitively address the needs of the marketplace. Any failure to continue to provide insightful and timely data in a manner that meets rapidly changing market needs could materially and adversely affect the Company's future operating results.

     DATA COLLECTION RISKS. The Company currently collects information both telephonically and electronically. In addition, certain of the Company's new products and services involve the use of the Internet and commercial online services to gather information from end users for processing and sale to customers of the Company. A number of legislative initiatives exist domestically and abroad that seek to regulate the telephonic or electronic collection of data about persons. In addition, an increasing number of court cases have been brought seeking damages and injunctive relief for actions allegedly violating so-called "rights of privacy." The law in this area, both statutory and case law, is highly unsettled. No assurance can be given, therefore, that the Company will be allowed to continue to pursue existing or proposed new products and services. In addition, the Company's ability to provide timely and accurate market research to its customers depends on its ability to collect large quantities of high quality data through interviews, customer registrations, product satisfaction questionnaires and certain other surveys. If receptivity to the Company's customer registration, interview and survey methods by respondents declines, or for some other reason their willingness to complete and return surveys, registrations, or other information declines, or if the Company for any reason cannot rely on the integrity of the data it receives, it would reduce the quantity and/or quality of the data the Company seeks to disseminate and would have a material adverse effect on the Company's ability to market and sell its market research products and on its results of operations.

     RISKS RELATED TO CIMS. CIMS is one of the leading databases of media readership and viewership habits of both business and household technology purchase influencers in the United States. Because many advertisers use CIMS data as a key component in their media buying decisions and because many media companies use CIMS data to promote their media properties, such data can have a significant impact on advertiser demand for, and advertising rates charged by, such media properties. In the past, it has not been unusual for media companies with properties that have not performed well in the studies to be dissatisfied with the results of the studies or the manner in which such results have been used by their competitors. Furthermore, the Company in 1996 revised data from a study that was inaccurate due to software defects, which it remedied and disclosed to its customers. Although neither media company dissatisfaction nor the inaccurate study has resulted in litigation against the Company, there can be no assurance that the Company will not face future litigation as a result of media company dissatisfaction with CIMS or the results thereof, and if initiated, that such litigation will not have a material adverse effect on the Company's business, financial condition or results of operations.

     MANAGEMENT OF GROWTH; POSSIBLE ACQUISITIONS. Since inception, the Company's growth has placed significant demands on the Company's management, administrative, operational and financial resources. In order to manage its growth, the Company will need to continue to implement and improve its operational, financial and management information systems and continue to expand, motivate and effectively manage an evolving and expanding workforce. If the Company's management is unable to effectively manage under such circumstances, the quality of the Company's products, its ability to retain key personnel and its results of operations could be materially adversely affected. Furthermore, there can be no assurance that the Company's business will continue to expand. The Company's growth could be adversely affected by reductions in customers' spending on market research or customer registration products, increased competition, possible pricing pressures and other general economic trends. Although market research expenditures by technology companies have increased in recent years as such companies have adopted certain marketing strategies traditionally utilized by consumer goods manufacturers, there can be no assurance that this trend will continue or that technology companies will continue to rely on externally-generated market research to enhance the marketing of their products.

     The Company hopes to achieve a portion of its future revenue growth, if any, through acquisitions of complementary businesses, products or technologies, although the Company currently has no commitments or agreements with respect to any such acquisition. As part of this strategy, the Company acquired Pipeline Communications, Inc., renamed IntelliQuest Communications, Inc. ("IntelliQuest Communications"), in May
1996 and Zona Research, Inc. ("Zona") in February 1997. The Company's management has limited experience dealing with the issues of product, systems, personnel and business strategy integration posed by acquisitions, and no assurance can be given that the integration of the IntelliQuest Communications acquisition, the Zona acquisition, or any possible future acquisitions will be managed without a material adverse effect on the business of the Company. In addition, there can be no assurance that any possible future acquisition will not dilute the Company's earnings per share.

     DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend to a significant extent upon the efforts and abilities of key personnel who have expertise in developing, interpreting and selling survey-based information for technology markets. Although customer relationships are managed at many levels in the Company, the loss of one or more of IntelliQuest's corporate officers or senior managers could have an adverse effect on the Company's business. The Company's success may also depend on its ability to hire, train and retain skilled personnel in all areas of its business. Competition for qualified personnel in the Company's industry is intense, and many of the companies with which the Company competes for qualified personnel have substantially greater financial and other resources than the Company. Furthermore, competition for qualified personnel can be expected to become more intense as competition in the Company's industry increases. There can be no assurance that the Company will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

     LIMITED PROTECTION OF PROPRIETARY SYSTEMS, SOFTWARE AND PROCEDURES. The Company's success is in part dependent upon its proprietary software technology, research methods, data analysis techniques, and internal systems and procedures that it has developed specifically to serve customers in the technology industry. The Company has no patents; consequently, it relies on a combination of copyright, trademark and trade secret laws and employee and third party non-disclosure agreements to protect its proprietary systems, software and procedures. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior systems, software or procedures. The Company believes that its systems, software and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into costly license arrangements or result in protracted and costly litigation, regardless of the merits of such claims.

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Revenues attributable to international market research represented 20.2%, 28.3% and 27.8%, respectively, of the Company's revenues for 1994, 1995 and 1996. The Company expects that revenues from international market research will continue to account for a significant portion of its revenues and intends to continue to expand its international market research efforts. However, the Company's international data collection operations are subject to numerous inherent challenges and risks, including maintenance of an international data collection network that adheres to the Company's quality standards, fluctuations in exchange rates, foreign political and economic conditions, tariffs and other trade barriers, longer accounts receivable collection cycles and potentially adverse tax consequences. In addition, demand for the Company's international market research depends on the international sales and operations of its customers, which may increase or decrease over time. The addition of market research coverage in new geographic territories can be expected to require the commitment of considerable management and financial resources and may negatively impact the Company's near-term results of operations. Any material decline in the Company's ability to provide and market timely, high-quality data that is consistent across international markets would have a material adverse effect on the Company's results of operations.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of Company Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. All of the Shares being offered by the Selling Stockholders were acquired by them as a result of the acquisition by the Company of Pipeline Communications, Inc. or of Zona Research, Inc. The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

                                    # OF SHARES                       # OF SHARES      % OF COMPANY
                                    OWNED BEFORE      # OF SHARES     OWNED AFTER    OWNERSHIP AFTER
   NAME OF SELLING STOCKHOLDER      THE OFFERING     BEING OFFERED    THE OFFERING     THE OFFERING
   ---------------------------      ------------     -------------    ------------     ------------
Steve Auditore(1)                     238,095           119,048          119,047            1.42%

Peter Auditore                         11,904            11,904                0                *

TOTAL                                 249,999           130,952          119,047            1.42%

- ----------------------
(1) Mr. Steve Auditore was President and Chief Executive Officer of Zona Research, Inc., a wholly-owned subsidiary of the company. Mr. Auditore is presently on Sabbatical.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders may sell the Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from the purchasers for whom they may act as agent. Dealers and agents participating in the distribution of the Shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Shares may be deemed to be underwriting discounts and commissions.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing
(a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (e) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company, its directors and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Menlo Park, California.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREAFTER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                   -----------

                                TABLE OF CONTENTS

                                                                            PAGE
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain
  Information by Reference . . . . . . . . . . . . . . . . . . . . . . . .    2
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . .    3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

                                   -----------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                 130,952 Shares


                      INTELLIQUEST INFORMATION GROUP, INC.


                                  COMMON STOCK




                               ------------------
                                   PROSPECTUS
                               ------------------


                                September 5, 1997



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid by the Company in connection with the distribution of the Securities being registered are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

Securities Act Registration Fee. . . . . . . . . . . . . . . . . . .   $    705
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . .      5,000
Legal Fees and Expenses (other than Blue Sky). . . . . . . . . . . .      5,000
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . .      1,000
Printing Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .      2,000
Transfer Agent Fees and Expenses . . . . . . . . . . . . . . . . . .      1,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,295
                                                                       --------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 17,000
                                                                       --------
                                                                       --------
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that limits the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that:
(i) the Company is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Company) at the Company's request, to the fullest extent permitted by Delaware law, including in those circumstances where indemnification would otherwise be discretionary; (ii) the Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Company brings a claim) for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (iv) the rights conferred in the Bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Company may not retroactively amend the Bylaw provisions in a way that adversely affects such directors, executive officers and employees.

     The Company's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Company, on account of their services as directors or executive officers of the Company or as directors or executive officers of any other company or enterprise when they are serving in such capacities at the request of the Company. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company's Bylaws or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous;
(iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of
Section 16(b) of the Securities Exchange Act of 1934 and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the Company and its directors and executive officers may be sufficiently broad to permit indemnification of the Company's directors and executive officers for liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS

     The following documents are filed as part of this Registration Statement.

EXHIBIT NUMBER      DESCRIPTION
- --------------      -----------

     4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 No. 333-00844, declared effective March 21, 1996.

     4.2 Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 No. 333-00844, declared effective March 21, 1996.

     4.3 Registration Rights Agreement, dated as of February 25, 1997, by and among the Company, the former shareholders of Zona Research, Inc. and the former shareholders of Pipeline Communications, Inc., incorporated by reference to Exhibit
                    10.9 to the Company's Annual Report on Form 10-K dated March 31, 1997.

     5.1*           Opinion of Latham & Watkins.

     23.1* Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

     23.2*          Consent of Price Waterhouse LLP.

     24.1 Power of Attorney (included on page II-5 of this Registration Statement).

- ---------------------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 5th day of September, 1997.
                                       INTELLIQUEST INFORMATION GROUP, INC.

                                       By: /s/ JAMES SCHELLHASE
                                          ------------------------------------
                                          James Schellhase
                                          Director, Chief Operating Officer and
                                          Secretary

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James Schellhase and Susan Georgen-Saad, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                       Title                          Date
      ---------                       -----                          ----

/s/ BRIAN SHARPLES        President, Chief Executive           September 3, 1997
- ----------------------    Officer and Director (Principal
Brian Sharples            Executive Officer)

/s/ SUSAN GEORGEN-SAAD    Chief Financial Officer (Principal   September 3, 1997
- ----------------------    Financial Officer and Principal
Susan Georgen-Saad        Accounting Officer)

/s/ PETER ZANDAN          Chairman of the Board                September 3, 1997
- ----------------------
Peter Zandan


/s/ JAMES SCHELLHASE      Chief Operating Officer, Director    September 3, 1997
- ----------------------    and Secretary
James Schellhase


/s/ CHARLES STRYKER       Director                             September 3, 1997
- ----------------------
Charles Stryker


/s/ LEE WALKER            Director                             September 3, 1997
- ----------------------
Lee Walker


/s/ WILLIAM WOOD          Director                             September 3, 1997
- ----------------------
William Wood

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------

  4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 No. 333-00844, declared effective March 21, 1996.

  4.2 Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 No. 333-00844, declared effective March 21, 1996.

  4.3 Registration Rights Agreement, dated as of February 25, 1997, by and among the Company, the former shareholders of Zona Research, Inc. and the former shareholders of Pipeline Communications, Inc., incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K dated March 31, 1997.

  5.1*         Opinion of Latham & Watkins.

 23.1* Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

 23.2*         Consent of Price Waterhouse LLP.

 24.1          Power of Attorney (included on page II-5 of this Registration
               Statement).

- ---------------------------
* To be filed by amendment.